EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com
TIFFANY REPORTS NET SALES AND NET EARNINGS GROWTH IN FULL YEAR 2018;
MANAGEMENT REITERATES EXPECTATIONS FOR 2019

New York, N.Y., March 22, 2019 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the 12 months (“full year”) and three months (“fourth quarter”) ended January 31, 2019. In the full year, worldwide net sales reached a record $4.4 billion due to growth in all regions, and reflecting higher spending attributed to local customers and foreign tourists. Net earnings in the full year also benefitted from a lower effective tax rate and rose to $586 million, or $4.75 per diluted share. Management provided expanded guidance for the full year ending January 31, 2020 (“fiscal 2019”) that was consistent with preliminary guidance reported on January 18, 2019.

In the full year:

•
Worldwide net sales rose 7% to $4.4 billion, and comparable sales rose 4%. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales and comparable sales rose 6% and 4%, respectively.

•
Net earnings were $586 million, compared with $370 million in the prior year; net earnings per diluted share were $4.75, versus $2.96 a year ago. Net earnings in 2018 benefited from a lower effective income tax rate, which included a $16 million benefit, or $0.13 per diluted share, resulting from adjustments recorded in 2018 to the net charge of $146 million, or $1.17 per diluted share, recorded in the fourth quarter of 2017 related to the enactment of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”). A higher gross margin in 2018 was more than offset by increased Selling, general and administrative expenses partly tied to strategic investment spending that was initiated in 2018.

In the fourth quarter:

•
A 1% worldwide net sales decline to $1.3 billion was generally consistent with holiday results previously reported on January 18th and was attributed by management to softer demand by local customers and foreign tourists across most regions and product categories, and which management believes was affected, in part, by external events, uncertainties and market volatilities; comparable sales also declined 1%. On a constant-exchange-rate basis, worldwide net sales rose 1% and comparable sales were unchanged.

•
Net earnings of $205 million compared with $62 million a year ago; net earnings per diluted share were $1.67 versus $0.50 in last year’s fourth quarter. Net earnings in 2018 benefited from a lower effective income tax rate, which included an $8 million benefit, or $0.07 per diluted share, resulting from adjustments recorded in the fourth quarter of 2018 to the net charge of $146 million, or $1.17 per diluted share, recorded in the fourth quarter of 2017 related to the 2017 Tax Act, as described above.

Alessandro Bogliolo, Chief Executive Officer, said, “Our team is proud of its accomplishments in 2018 that contributed to net sales surpassing levels not seen since 2014. Softer trends in the second half of the year reflected, in part, what we believe were external challenges and uncertainties.”

He added, “Most important, we are still in the early stages of a journey to achieve long-term sales, margin and earnings growth for this legendary brand, and are making progress across our six key strategic priorities: Amplifying an evolved brand message; Renewing our product offerings and enhancing in-store presentations; Delivering an exciting omnichannel customer experience; Strengthening our competitive position and leading in key markets; Cultivating a more efficient operating model; and Inspiring an aligned and agile organization to win. I continue to strongly believe that Tiffany has vast global growth opportunities and we look forward to realizing our full potential in the future.”

Net sales by region were as follows:

•
In the Americas, total net sales rose 5% to $2.0 billion in the full year and were approximately unchanged at $618 million in the fourth quarter; comparable sales rose 5% and were unchanged, respectively. Management attributed the full year growth to higher spending by local customers, which, along with spending attributed to foreign tourists, softened in the fourth quarter. On a constant-exchange-rate basis, total sales rose 5% in the full year and were unchanged in the fourth quarter, and comparable sales increased 5% and 1%, respectively.

•
In Asia-Pacific, total net sales increased 13% to $1.2 billion in the full year (due to growth in Greater China and most of the other countries in the region) and declined 1% to $316 million in the fourth quarter (reflecting sales growth in mainland China and mixed results elsewhere). Management attributed the sales growth to higher spending by local customers in both periods and to foreign tourists and wholesale travel-retail sales in Korea in the full year. Comparable sales rose 5% in the full year and declined 3% in the fourth quarter. On a constant-exchange-rate basis, total sales rose 13% in the full year and 2% in the fourth quarter, and comparable sales increased 5% in the full year and were unchanged in the fourth quarter.

•
In Japan, total net sales increased 8% to $643 million in the full year and 3% to $196 million in the fourth quarter; comparable sales increased 7% and 3%, respectively. Management attributed the sales growth to higher spending by local customers in both periods and to foreign tourists in the full year. On a constant-exchange-rate basis, total sales increased 6% in the full year and 3% in the fourth quarter, and comparable sales rose 5% and 3%, respectively.

•
In Europe, total net sales increased 3% to $504 million in the full year and declined 3% to $162 million in the fourth quarter, reflecting varying results by country in both periods; sales attributed to local customers rose in the full year while sales attributed to foreign tourists declined in both periods; comparable sales declined 2% and 5%, respectively. On a constant-exchange-rate basis, total sales rose 2% in both the full year and fourth quarter; comparable sales declined 3% in the full year and were unchanged in the fourth quarter.

•
Other net sales of $95 million in the full year and $29 million in the fourth quarter were below the prior year by 20% and 25%, respectively, reflecting declines in both periods in wholesale sales of diamonds and in comparable sales.

•
During the year, Tiffany opened 10 Company-operated stores, closed four and relocated 10 stores. At January 31, 2019, the Company operated 321 stores (124 in the Americas, 90 in Asia-Pacific, 55 in Japan, 47 in Europe, and five in the UAE), versus 315 stores a year ago (124 in the Americas, 87 in Asia-Pacific, 54 in Japan, 46 in Europe, and four in the UAE).

•
Sales results by jewelry category in the full year and fourth quarter were as follows: Jewelry Collections rose 11% and 3%, respectively, Engagement Jewelry increased 4% and declined 3%, respectively, and Designer Jewelry sales declined 1% and 8%, respectively.

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 63.3% in the full year from the prior year’s 62.6%, reflecting favorable product input costs and lower wholesale sales of diamonds, as well as sales leverage on fixed costs. Gross margin of 63.8% in the fourth quarter compared with 63.9% in the prior year.

•
Selling, general and administrative (“SG&A”) expenses rose 12% in the full year and 6% in the fourth quarter as a result of increased marketing spending, store occupancy and depreciation expenses in both periods, as well as higher labor and incentive compensation in the full year. In addition to the higher marketing spending, the Company also increased its strategic investment spending in 2018 in the areas of technology, visual merchandising, digital and store presentations. Management believes this higher level of investment spending, which began during the second quarter, is necessary to generate long-term growth.

•	Operating margins (earnings from operations as a percentage of net sales) were 17.8% in the full year and 20.3% in the fourth quarter, compared with 19.4% and 23.3%, respectively, in the prior year.

•
The effective income tax rates of 21.1% in the full year and 20.3% in the fourth quarter were lower than the prior year’s rates of 51.3% and 79.4%, respectively. The declines largely reflected the enactment in December 2017 of the 2017 Tax Act, which included a net charge of $146 million recorded in the fourth quarter of 2017 related to the enactment of that Act. In addition, the Company recorded tax benefits in 2018 of $16 million and $8 million in the full year and fourth quarter, respectively, reflecting adjustments to the 2017 net charge as a result of the completion of the Company’s analysis of that Act.

•
The Company spent $421 million in the full year to repurchase approximately 3.5 million shares of its Common Stock at an average cost of approximately $121 per share. In the fourth quarter, the Company spent $44 million to repurchase approximately 0.4 million shares of its Common Stock at an average cost of approximately $102 per share. The Company has $635 million of authorization remaining to repurchase shares under a program that was approved by the Company’s Board of Directors in May 2018 for up to $1.0 billion of repurchases and which expires in January 2022.

•	Net inventories at January 31, 2019 were 8% above the prior year, primarily reflecting higher levels of finished goods inventories.

•
At January 31, 2019, cash and cash equivalents and short-term investments totaled $855 million. Total debt (short-term and long-term) of $997 million represented 32% of stockholders’ equity, versus 31% a year ago.

Fiscal 2019 Outlook:
Management’s guidance for fiscal 2019 includes: (i) worldwide net sales increasing by a low-single-digit percentage over the prior year as reported (and slightly higher on a constant-exchange-rate basis); (ii) net earnings per diluted share increasing by a mid-single-digit percentage; and (iii) an expected decline in net earnings per diluted share in the first half of the year, reflecting sales pressures (from the effect of a stronger U.S. dollar, lower foreign tourist spending and comparisons to strong growth in last year’s first half) as well as expenses related to higher strategic investment spending that began in the second quarter of 2018, among other factors. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) a low-single-digit increase in comparable sales, with varying results across the regions; (ii) worldwide gross retail square footage increasing 3%, net through eight store openings, six closings and 15 relocations; (iii) operating margin slightly above the prior year; (iv) interest and other expenses, net slightly lower than the prior year; (v) an effective income tax rate of approximately 23%; (vi) a stronger U.S. dollar on a year-over-year basis; and (vii) a modest effect on EPS from share repurchases.

Management also expects: (i) net cash provided by operating activities of at least $750 million and (ii) free cash flow (see “Non-GAAP Measures”) of at least $400 million. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) minimal growth in net inventories for the full year, (ii) capital expenditures of $350 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (EDT) to review actual results and the outlook. Please visit https://investor.tiffany.com (and click on “News & Events/Events & Presentations”).

Next Scheduled Announcement:
The Company expects to report financial results for the first quarter ending April 30th on June 4, 2019 by issuing a news release and hosting an accompanying conference call. To receive email alerts of future announcements, please register at https://investor.tiffany.com (and click on “Contact Us/Email Alerts).

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality.

The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit tiffany.com.

Forward-Looking Statements:
The historical trends and results reported in this document and on our fourth quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2019 Outlook,” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; store productivity; the renovation of the Company’s New York City flagship store, including the timing and cost thereof, and the temporary expansion of its retail operations to 6 East 57th Street; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; amounts recovered under Company insurance policies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors or suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased through open market transactions, including through Rule 10b5-1 plans and accelerated share repurchase or other structured repurchase transactions, and/or privately negotiated transactions; the Company’s receipt of any required approvals to the aforementioned renovation of its New York City flagship store and expansion of its retail operations to 6 East 57th Street, as well as the timing of such approvals; changes in the cost and timing estimates associated with the aforementioned renovation and expansion; delays caused by third parties involved in the aforementioned renovation and expansion; any casualty, damage or destruction to the Company’s flagship store or 6 East 57th Street; and the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2019. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2018 vs. 2017			Full Year 2018 vs. 2017
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(1)%	(2)%	1%	7%	1%	6%
Americas	—	—	—	5	—	5
Asia-Pacific	(1)	(3)	2	13	—	13
Japan	3	—	3	8	2	6
Europe	(3)	(5)	2	3	1	2
Other	(25)	—	(25)	(20)	—	(20)

Comparable Sales:
Worldwide	(1)%	(1)%	—%	4%	—%	4%
Americas	—	(1)	1	5	—	5
Asia-Pacific	(3)	(3)	—	5	—	5
Japan	3	—	3	7	2	5
Europe	(5)	(5)	—	(2)	1	(3)
Other	(29)	—	(29)	(15)	—	(15)

Beginning in the first quarter of 2018, the Company revised its definition of comparable sales to include e-commerce and catalog sales, in addition to sales transacted in Company-operated stores open for more than 12 months. For reference purposes, the following tables reconcile the comparable sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year for the fourth quarter and the full year of 2017:

	Fourth Quarter 2017 vs. 2016 As Revised			Fourth Quarter 2017 vs. 2016 As Previously Reported
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Comparable Sales:
Worldwide	4%	2%	2%	3%	2%	1%
Americas	5	—	5	5	1	4
Asia-Pacific	3	3	—	3	4	(1)
Japan	2	1	1	1	1	—
Europe	4	9	(5)	1	9	(8)
Other	6	—	6	6	—	6

	Full Year 2017 vs. 2016 As Revised			Full Year 2017 vs. 2016 As Previously Reported
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Comparable Sales:
Worldwide	—%	—%	—%	—%	—%	—%
Americas	1	—	1	1	1	—
Asia-Pacific	(1)	1	(2)	(1)	1	(2)
Japan	(1)	(3)	2	(1)	(3)	2
Europe	—	2	(2)	(2)	2	(4)
Other	2	—	2	2	—	2

Statement of Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Charges related to the 2017 Tax Act [a]	Non-GAAP
Quarter Ended January 31, 2018
Provision for income taxes	$239.5	$(146.2)	$93.3
Effective income tax rate	79.4%	(48.5)%	30.9%
Net earnings	61.9	146.2	208.1
Diluted earnings per share	0.50	1.17	1.67

Year Ended January 31, 2018
Provision for income taxes	$390.4	$(146.2)	$244.2
Effective income tax rate	51.3%	(19.2)%	32.1%
Net earnings	370.1	146.2	516.3
Diluted earnings per share	2.96	1.17	4.13

[a]	Net expense recognized in 2017 related to the estimated impact of the U.S. Tax Cuts and Jobs Act ("2017 Tax Act"). The charges recorded included:

•	Estimated tax expense of $94.8 million, or $0.76 per diluted share, for the impact of the reduction in the U.S. statutory tax rate on the Company’s deferred tax assets and liabilities;

•
Estimated tax expense of $56.0 million, or $0.45 per diluted share, for the one-time transition tax effected via a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits; and

•
A tax benefit of $4.6 million, or $0.04 per diluted share, resulting from the effect of the 21% statutory tax rate for the month of January 2018 on the Company’s annual statutory tax rate for the year ended January 31, 2018. Because the Company’s fiscal year ended on January 31, 2018, the Company’s statutory tax rate for fiscal 2017 is 33.8%, rather than 35.0%.

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows. The following table reconciles GAAP net cash provided by operating activities to non-GAAP free cash flow:

	Years Ended January 31,
(in millions)	2019	2018
Net cash provided by operating activities	$531.8	$932.2
Less: Capital expenditures	(282.1)	(239.3)
Free cash flow [a]	$249.7	$692.9

a	The decrease in free cash flow in 2018 compared to 2017 reflected increases in inventory purchases and increased cash payments for income taxes and capital expenditures.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2019	2018	2019	2018
Net sales	$1,320.6	$1,334.3	$4,442.1	$4,169.8

Cost of sales	478.6	482.3	1,631.1	1,559.1

Gross profit	842.0	852.0	2,811.0	2,610.7

Selling, general and administrative expenses	573.6	540.9	2,020.7	1,801.3

Earnings from operations	268.4	311.1	790.3	809.4

Interest and other expenses, net	11.9	9.7	46.8	48.9

Earnings from operations before income taxes	256.5	301.4	743.5	760.5

Provision for income taxes	52.0	239.5	157.1	390.4

Net earnings	$204.5	$61.9	$586.4	$370.1

Net earnings per share:

Basic	$1.68	$0.50	$4.77	$2.97
Diluted	$1.67	$0.50	$4.75	$2.96

Weighted-average number of common shares:

Basic	121.7	124.2	122.9	124.5
Diluted	122.1	124.9	123.5	125.1

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	January 31, 2019	January 31, 2018
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$855.3	$1,291.2
Accounts receivable, net	245.4	231.2
Inventories, net	2,428.0	2,253.5
Prepaid expenses and other current assets	230.8	207.4

Total current assets	3,759.5	3,983.3

Property, plant and equipment, net	1,026.7	990.5
Other assets, net	546.8	494.3

	$5,333.0	$5,468.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$113.4	$120.6
Accounts payable and accrued liabilities	513.4	437.4
Income taxes payable	21.4	89.4
Merchandise credits and deferred revenue	69.9	77.4

Total current liabilities	718.1	724.8

Long-term debt	883.4	882.9
Pension/postretirement benefit obligations	312.4	287.4
Other long-term liabilities	257.1	284.3
Deferred gains on sale-leasebacks	31.1	40.5
Stockholders’ equity	3,130.9	3,248.2

	$5,333.0	$5,468.1

TIF-E